AMENDMENT TO RIGHTS AGREEMENT


         AMENDMENT, dated as of August 21, 1998, between ARTISOFT, INC., a Delaware corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK (the "Rights Agent").

         The Company and BankOne Arizona, NA (the "Original Rights Agent") heretofore entered into that certain Rights Agreement, dated as of December 23, 1994 (the "Original Rights Agreement").

         The Original Trustee resigned as rights agent under the Original Rights Agreement, the Company appointed the Rights Agent as successor rights agent under the Original Rights Agreement, and the Rights Agent accepted such appointment, all effective as of July 1, 1998.

         The Company now desires to modify certain terms of the Original Agreement, as provided in this Agreement, and the Rights Agent is willing to agree to such modifications upon the direction of the Company.

         Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to them in the Original Rights Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         Section 1. Amendments. The original Agreement shall be amended as set forth below:

                  (a) Definition of "Acquiring Person". Section 1(a) is hereby amended by changing the percentage "15%" to the percentage "25%" each time it appears in such section.

                  (b) Definition of "Distribution Date". Section 1(h) is hereby amended by changing the percentage "15%" to the percentage "25%" in the penultimate line of such section.

                  (c) Exhibit C - Stockholder Rights Plan Summary of Rights. Exhibit C is hereby amended by changing the percentage "15%" to the percentage "25%" each time it appears in such exhibit.

                  (d) Effect on Rights. Each Right heretofore or hereafter issued under the Original Rights Agreement (as amended and in effect from time to time) shall be deemed to be amended in accordance with this Amendment.

                  (e) Continuing Effect. Except as modified by this Amendment, the Original Rights Agreement and all Rights heretofore or hereafter issued shall continue and remain in full force and effect.

         Section 2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         Section 3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                          ARTISOFT, INC.



                                          By    T. Paul Thomas
                                             -------------------------------
                                          Name: T. Paul Thomas
                                               -----------------------------
                                          Title: President and COO
                                                ----------------------------
                                          HARRIS TRUST AND SAVINGS BANK,
                                          as Rights Agent


                                          By    Susan A. Knaack
                                             -------------------------------
                                          Name: Susan A. Knaack
                                               -----------------------------
                                          Title: Officer
                                                ----------------------------

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